Exhibit 99.1

Graphic Packaging Appoints Chief Financial Officer

                MARIETTA, Ga., Aug. 25 — Graphic Packaging Corporation (NYSE: GPK), a leading provider of paperboard and integrated paperboard solutions to beverage and consumer products multinationals, announced today that it has appointed John T. Baldwin as Senior Vice President and Chief Financial Officer.  He reports directly to Stephen M. Humphrey, President and Chief Executive Officer of Graphic Packaging.

                Mr. Baldwin was previously Vice President and Chief Financial Officer of Worthington Industries, a leading diversified metal processing company with annual sales of approximately $2 billion.  Previously, he held numerous senior financial management positions at Tenneco, Inc.

                “John brings strong financial skills and a solid track record with leading companies in the industrial sector,” said Mr. Humphrey.  “His longstanding relationships with the financial community will be a valuable addition to the strong team we already have in place.  We are pleased to welcome John to Graphic Packaging’s leadership team as we establish our preeminent position in the packaging industry.”

                “This is an exciting opportunity to capitalize on my background to help ensure Graphic Packaging’s financial success,” said Mr. Baldwin.  “The recently completed merger between Graphic Packaging and Riverwood offers a strong platform to drive growth and I look forward to working with the entire management team to build on the Company’s leadership positions.”

                The Company, which had 2002 pro forma revenues of approximately $2.25 billion, results from the merger of Riverwood Holding, Inc. and Graphic Packaging International Corporation which was completed on August 8.

About Graphic Packaging Corporation

                Graphic Packaging Corporation (NYSE: GPK) is a leading provider of paperboard packaging solutions to multinational food, beverage and other consumable products companies.  The Company’s customers include some of the most instantly recognized companies in the world.  Headquartered in Marietta, Georgia, Graphic Packaging Corporation was created in August 2003 through the merger of Graphic Packaging International Corporation and Riverwood Holding, Inc.

Forward-Looking Statement

                This release includes forward-looking statements as to management’s or the Company’s expectations and beliefs.  Forward-looking statements are made upon management’s current expectations and beliefs concerning future developments and their potential effects on the Company, as to which there can be no assurance.  Important factors detailed in the Company’s Securities and Exchange Commission filings, as well as the following important factors, could cause the Company’s actual results to differ materially from those expressed in the forward-looking statements.  These statements are subject to certain risks and uncertainties and speak only as of the date given.  Such factors include: the uncertainties relating to the merger between

Riverwood Holding, Inc. and Graphic Packaging International Corporation and related integration efforts; the Company’s substantial amount of debt; achieving improved volumes in North American consumer products packaging and North American beverage carton markets; pressures on the selling prices the Company realizes for its products; the extent to which the Company can implement its business strategies; the loss of or reduced sales to key customers; the anticipated impact of Coca-Cola Enterprise’s non-renewal notification; prolonged disruptions in the Company’s facilities’ production; intense competitive conditions; the volatility of energy and raw material costs and availability; the Company’s ability to obtain and maintain protection for its intellectual property; loss of  key executives; general economic and business conditions both in the U.S. and globally; labor relations; currency translation movements; and the risks of doing business in foreign countries.